EXHIBIT 3.1.2

FORM OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NATIONAL SECURITY SOLUTIONS INC.

Dated _________, 2008

The undersigned, Andrew M. Murstein, hereby certifies as follows:

1. He is the Secretary of the corporation referred to herein.

2. Such corporation is a corporation duly organized and validly existing under the General Corporation Law of the State of Delaware, as amended (“DGCL”).

3. The name of such corporation is National Security Solutions Inc.

4. The date on which the original certificate of incorporation of such corporation was filed with the Secretary of State of the State of Delaware is November 16, 2007.

5. This Amended and Restated Certificate of Incorporation was duly adopted on ________, 2008, in accordance with Sections 228, 242 and 245 of the DGCL and the applicable provisions of such original certificate of incorporation.

6. The provisions of such original certificate of incorporation, as so amended and restated, are as follows:

FIRST: The name of the corporation is National Security Solutions Inc. (hereinafter sometimes referred to as the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company, in the county of New Castle.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges which are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation; provided, however, that in the event a Business Combination (as defined below) is not consummated prior to the Termination Date (as defined below), then the purposes of the Corporation shall automatically, with no action required by the Corporation’s board of directors (the “Board of Directors”) or the Corporation’s stockholders, on the Termination Date be limited to effecting and implementing the dissolution and liquidation of the Corporation and the taking of any other actions expressly required to be taken herein on or after the Termination Date and the Corporation’s powers shall thereupon be limited to those set forth in Section 278 of the DGCL and as otherwise may be necessary to implement the limited purposes of the Corporation as provided herein. This Article Third may not be amended without the affirmative vote of at least 95% of the IPO Shares.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 101,000,000, of which 100,000,000 shares shall be common stock of the par value of $0.001 per share (“Common Stock”) and 1,000,000 shares shall be preferred stock of the par value of $0.001 per share (“Preferred Stock”).

A. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

FIFTH: The Corporation’s existence shall terminate on the later of (i) _______________ [24 months from the date of the final prospectus] or (ii) 30 months after the date of the final prospectus relating to the Corporation’s IPO (as defined below) in the event that either a letter of intent, an agreement in principle or a definitive agreement to consummate a Business Combination (as defined below) has been executed but as to which no Business Combination has been consummated within such 24-month period (such later date being referred to as the “Termination Date”) In the event that the Corporation submits a Business Combination to its stockholders for a vote pursuant to Article Sixth, Paragraph (A), it shall submit this provision to its stockholders concurrently for amendment to permit the Corporation’s continued existence. In the event that a majority of the shares cast at a meeting of the stockholders of the Corporation to amend this section and approve a Business Combination are voted for approval of such amendment and Business Combination then such amendment will become effective upon consummation of a Business Combination. This provision shall not be amended other than pursuant to the preceding sentence or with the affirmative vote of at least 95% of the IPO Shares cast at a meeting of stockholders of the Corporation.

SIXTH: The following provisions (A) through (F) shall apply during the period commencing upon the filing of this Certificate of Incorporation and terminating upon the earlier to occur of (i) the consummation of a Business Combination or (ii) the Termination Date, and may not be amended prior thereto without the affirmative vote of at least 95% of the IPO Shares cast at a meeting of stockholders of the Corporation. A “Business Combination” shall mean the acquisition of one or more assets or operating businesses with a fair market value of at least 80%

of the amount held in the Trust Account (as defined below) (net of taxes and amounts disbursed for working capital purposes and excluding the amount held in the Trust Account representing the deferred underwriting discounts and commissions) at the time of the acquisition through a merger, capital stock exchange, asset or stock acquisition, exchangeable share transaction or other similar transaction. The Corporation will require that a majority of the shares of Common Stock voted by the public stockholders are voted in favor of the Business Combination and holders of less than 30% in interest of the IPO Shares both exercise their conversion rights and vote against the Business Combination, as described in Article Sixth, Paragraph (B), below.

For purposes of this Article Sixth, the fair market value of an acquisition proposed for a Business Combination shall be determined by the Board of Directors based upon financial standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow and book value. If the Board of Directors of the Corporation is not able to independently determine the fair market value of the target business, the Corporation shall obtain an opinion with regard to such fair market value from an unaffiliated, independent investment banking firm that is a member of the Financial Industry Regulatory Authority, Inc. Such opinion shall be included in the Corporation’s proxy soliciting materials furnished to stockholders in connection with their vote on such Business Combination.

A. Prior to the consummation of any Business Combination, such Business Combination shall have been approved either by a majority of the Corporation’s disinterested directors or, to the extent such Business Combination qualifies as a related party transaction, by a majority of the Corporation’s disinterested independent directors. Further, the Corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the DGCL. In the event a majority of the IPO Shares cast at a meeting of stockholders of the Corporation to approve the Business Combination are voted for the approval of such Business Combination, provided a quorum is present, then the Corporation shall be authorized to consummate the Business Combination; provided the Corporation shall not consummate any Business Combination if (i) holders of an aggregate of 30% or more in interest of the IPO Shares exercise their conversion rights described in Article Sixth, Paragraph (B) below or (ii) a majority in interest of the holders of the IPO Shares do not affirmatively vote to permit the Corporation’s continued existence pursuant to Article Fifth above.

B. In the event a Business Combination is approved in accordance with the above Article Sixth, Paragraph (A) and is consummated by the Corporation, any stockholder of the Corporation holding shares of Common Stock issued in the Corporation’s initial public offering of securities or purchased in the secondary market (such offering, the “IPO”; such shares, “IPO Shares”) who voted against the Business Combination may, contemporaneous with (or prior to) such vote, demand the Corporation convert his IPO Shares into cash. In addition, no later than the business day immediately preceding the vote on the Business Combination, the stockholder must present written instructions to the Corporation’s transfer agent stating that the stockholder wishes to convert its IPO Shares into a pro rata share of the Trust Account and confirming that such stockholder has held the IPO Shares since the record date and will continue to hold them through the stockholder meeting and the closing of the proposed Business Combination. The Corporation may also require a stockholder to tender its certificates to the transfer agent or to deliver its shares to the transfer agent electronically using The Depository Trust Company’s DWAC System no later than the business day immediately preceding the vote on the Business Combination. The proxy solicitation materials that the Corporation will furnish to stockholders in connection with the vote for any proposed Business Combination will indicate whether the Corporation is requiring stockholders to satisfy such certification and delivery requirements. If all applicable procedures are properly followed, the Corporation shall, promptly after consummation of the Business Combination, convert, subject to the availability of lawful funds therefor, such shares at a per-share conversion price equal to (i) the amount held in the Trust Account (as defined below) (net of taxes payable and amounts disbursed to the Corporation as described in Article Sixth, Paragraph (C) below), divided by (ii) the total number of IPO Shares, in each case calculated or determined, as applicable, as of two business days prior to the consummation of the Business Combination. Any request for conversion, once made, may be withdrawn at any time prior to the vote taken with respect to a proposed Business Combination at the meeting held for that purpose. Furthermore, if a stockholder delivers a certificate for conversion and subsequently withdraws such request for conversion, such stockholder may simply request that the transfer agent return the certificate (physically or electronically). If, notwithstanding an eligible stockholder’s vote, the proposed Business Combination is consummated and such stockholder properly exercised his, her or its conversion rights, funds will be distributed to such stockholder promptly after completion of the Business Combination. If the proposed Business Combination is not consummated, an eligible stockholder’s shares will not be converted into cash, even if such stockholder properly elected to convert.

C. Immediately after the IPO, the amount of the net offering proceeds received by the Corporation in the IPO (including the proceeds of any exercise of the underwriter’s over-allotment option) specified in the Corporation’s registration statement on Form S-1 filed with the Securities and Exchange Commission at the time it goes effective and the amount of proceeds received from the Private Placement (as defined below) shall be deposited and thereafter held in a trust account established by the Corporation (the “Trust Account”). Neither the Corporation nor any officer, director or employee of the Corporation shall disburse any of the proceeds held in the Trust Account until the earlier of (i) a Business Combination or (ii) the Termination Date, in each case in accordance with the terms of the investment management trust agreement governing the Trust Account; provided, however, that the Corporation shall be entitled to withdraw interest income from the Trust Account as would be required to pay federal, state or local tax obligations on the interest earned on the Trust Account, and additionally up to an aggregate of two million three hundred twenty-five thousand dollars ($2,325,000) of interest income for working capital purposes. A holder of Common Stock issued prior to the IPO (“Founder Shares”) or warrants to purchase Common Stock (“Placement Securities”) issued by the Corporation in a private offering (the “Private Placement”) that is consummated prior to the IPO, shall not have any right or interest of any kind in or to the Trust Account, including, but not limited to, conversion or liquidation rights in distributions from the Trust Account with respect to such securities.

D. Except as otherwise provided in this Certificate of Incorporation, the Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. The directors of the Corporation on the date hereof shall determine their class. To the extent any additional directors are elected or appointed prior to the Corporation’s first annual meeting of stockholders, the directors of the Corporation shall determine the class of such additional directors. The directors in Class A shall be elected for a term expiring at the first annual meeting of stockholders, the directors in Class B shall be elected for a term expiring at the second annual meeting of stockholders and the directors in Class C shall be elected for a term expiring at the third annual meeting of stockholders. Commencing at the first annual meeting of stockholders, and at each annual meeting of stockholders thereafter, directors elected to succeed those directors whose terms expire in connection with such annual meeting of stockholders shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the DGCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in connection therewith, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s bylaws), or by the sole remaining director. Except as otherwise provided in this Certificate of Incorporation, all directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

E. Unless and until the Corporation has consummated a Business Combination as permitted under this Article Sixth, the Corporation may not consummate any other business combination, whether by merger, capital stock exchange, asset or stock acquisition, exchangeable share transaction or otherwise.

F. A holder of IPO Shares shall be entitled to receive funds from the Trust Account only (i) in the event of a liquidation of the Trust Account to holders of the IPO Shares in connection with the termination of the Corporation’s existence on the Termination Date, pursuant to the terms of the investment management trust agreement governing the Trust Account or (ii) in the event he, she or it demands conversion of such IPO Shares in accordance with Article Sixth, Paragraph (B) above. As set forth in Article Sixth, Paragraph (C) above, a holder of Founder Shares or Placement Securities shall not have any right or interest of any kind in or to the Trust Account, including, but not limited to, conversion or liquidation rights in distributions from the Trust Account with respect to such securities.

SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by ballot unless the bylaws of the Corporation so provide.

B. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the bylaws of the Corporation.

C. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the DGCL or other applicable law, of this Certificate of Incorporation, and to any bylaws from time to time made by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

EIGHTH: A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article Eighth, Paragraph (A) by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.The Corporation hereby elects not to be governed by Section 203 of the DGCL.

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed by the undersigned as of the date first set forth above.

NATIONAL SECURITY SOLUTIONS INC.

By:
Andrew M. Murstein
Secretary